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                                                                   Exhibit 10.12

                           AGREEMENT MODIFYING AND EXTENDING THE TOLL PROCESSING AGREEMENT BETWEEN MSI AND SHAMROCK
                     -----------------------------------------------------------

         1) This is an extension of the existing Toll Processing
Agreement. The terms of such Agreement shall remain in full force and effect except as modified hereby.

         2) The Term of this Agreement shall be eighteen (18) months commencing January 1, 1996 and expiring on June 30, 1997.

         3) This agreement can be further extended by Shamrock in three (3) month increments until December 31, 1997 by giving MSI written notice ninety
(90) days prior to the commencement of the extended period.

         4) MSI shall provide Shamrock (and Shamrock guarantees the usage of) 5,000 Beam hours per twelve (12) month period. The volume shall be approximately 416 Beam hours per month for the length of the Agreement and Shamrock shall deliver sufficient PTFE for processing so that the usage of the Beam shall be approximately 416 Beam hours per month.

         4.1      The prices to be in effect during the extension period are:

Item                                    Price
----                                    -----
a)  Blender Irradiation                 $450 hr.
    (up to 150 Kilowatts per hr.)
b)  Tray Irradiation                    $ configured by the formula (Megarad
                                        dose x $.0096 per pound) + $.15 per
                                        pound x .75
c)  Chopping                            $.015 per lb.
d)  Grinding                            $.45 per lb.

         5) If Shamrock wishes to use more than 5,000 Beam hours per twelve month period, they shall give MSI ninety (90) days written notice, and MSI will discuss Shamrock's requirements based upon the availability of Beam time.

         5.1 If Shamrock uses additional hours over the 5,000 per year, the billing rate on the additional hours shall be at a 20% premium over existing prices of as follows.

              The prices per Beam hour shall be:

a)  Blender irradiation           $540 hr.
b)  Tray Irradiation              The formula price as set forth in
                                  Paragraph 4.1(b) plus 20%

         6) MSI has occasional cyclical short term periods of underutilization of its Beam during a month. MSI shall notify Shamrock of the availability of such Beam time and at Shamrock's request shall make available such short term be as set forth in Paragraph 4.1.

         7) MSI shall provide Shamrock with approximately 45,000 - 50,000 square feet of space in its facility. The area basically referred to is the back of the building, and Shamrock shall have discrete entrance areas.

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         7.1 MSI shall see to it that all property belonging to Dukal Corp.,
("Dukal") and/or MSI shall be cleared from Bay H3, I3, J3, and K1 on or before November 15, 1995.

         7.2 MSI presently has a sublease with Dukal, which terminates on June 1, 1996. Prior to June 1, 1996, MSI will construct fencing to restrict the access of Dukal's employees to the Shamrock teflon area. MSI agrees that it will not extend its sublease with Dukal and will see to it that Dukal will vacate its subleased space no later than June 1, 1996. After such space is vacated by Dukal, it will be allocated to Shamrock for the teflon processing operation.

Agreed:                                   Agreed:

Medical Sterilization, Inc.               Shamrock Technologies, Inc.


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D. Michael Deignan            Date        Robert Luniewski                 Date